UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 5)*

                          INDEVUS PHARMACEUTICALS, INC.
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                                (Name of Issuer)

                          COMMON STOCK, PAR VALUE $.001
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                         (Title of Class of Securities)

                                    454072109
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                                 (CUSIP Number)

                                NOVEMBER 27, 2007
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)



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         CUSIP No. 454072109                            13G/A                             Page 2 of 7 Pages

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1.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          JOSEPH EDELMAN

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2.
          CHECK THE APPROPRIATE BOX IF A GROUP*                                                            (a)
                                                                                                           (b) |X|
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3.        SEC USE ONLY



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4.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA

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------------------- ----- --------------------------------------------- ----------------------------------------------
    NUMBER OF       5.
      SHARES              SOLE VOTING POWER                                                                 3,675,215
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   BENEFICIALLY     6.
     OWNED BY             SHARED VOTING POWER                                                                       0
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
       EACH         7.
    REPORTING             SOLE DISPOSITIVE POWER                                                            3,675,215
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   PERSON WITH:     8.
                          SHARED DISPOSTIVE POWER                                                                   0
------------------- ----- --------------------------------------------- ----------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
9.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      3,675,215
--------- ---------------------------------------------------------------------------- -------------------------------
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10.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
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11.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                    4.62 %
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12.
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                    IN
--------- ---------------------------------------------------------------------------- -------------------------------


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CUSIP No. 454072109                                      13G/A                             Page 3 of 7 Pages
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ITEM 1.
        (a)  Name of Issuer:            INDEVUS PHARMACEUTICALS, INC.

        (b) Address of Issuer's Principal Executive Offices: 33 HAYDEN AVENUE
                                                             LEXINGTON, MA 02421

ITEM 2.

                                           THIS SCHEDULE IS BEING FILED WITH RESPECT TO SHARES OF COMMON STOCK OF THE
        (a)  Name of Person Filing:        ISSUER WHICH ARE BENEFICIALLY OWNED BY JOSEPH EDELMAN.  SEE ITEM 4 BELOW.

                                                                          PERCEPTIVE ADVISORS LLC
                                                                          499 PARK AVENUE, 25TH FLOOR
        (b) Address of Principal Business Office or, if none, Residence:  NEW YORK, NY 10022

        (c) Citizenship: EACH OF THE REPORTING PERSON IS A UNITED STATES CITIZEN

        (d) Title of Class of Securities: COMMON STOCK, PAR VALUE $.001

        (e) CUSIP Number: 454072109


ITEM  3.    IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR
            240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
        (a) [ ]    Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
        (b) [ ]    Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
        (c) [ ]    Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
        (d) [ ]    Investment  company  registered  under section 8 of the Investment  Company Act of 1940 (15 U.S.C
                   80a-8).
        (e) [ ]    An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
        (f) [ ]    An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
        (g) [ ]    A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
        (h) [ ]    A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12
                   U.S.C. 1813);
        (i) [ ]    A church plan that is excluded from the definition of an investment company under section 3(c)(14)
                   of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
        (j) [ ]    Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).


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CUSIP No. 454072109                                      13G/A                             Page 4 of 7 Pages
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                 OWNERSHIP.
ITEM 4.

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                                   Mr. Edelman beneficially owns: 3,675,215
                                   shares (comprised of (i) 490,450 shares and
                                   notes convertible into 3,046,875 shares held
                                   by Perceptive Life Sciences Master Fund Ltd.
                                   ("Master Fund"), a Cayman Islands company of
                                   which the investment manager is Perceptive
                                   Advisors LLC, a Delaware limited liability
(a) Amount beneficially owned:     company of which Mr. Edelman is the managing
                                   member, (ii) notes convertible into 300,480 shares held personally by Mr. Edelman and
                                   (iii) 410 shares held in an account of
                                   First New York Trading, LLC of which Mr.
                                   Edelman has voting and dispositive power.

                                   The beneficial ownership of 4.62% is based on
                                   the sum of (i) 76,192,485 shares issued and
                                   outstanding as of August 6, 2007 as reported on
(b) Percent of class:              the Issuer's 10-Q as filed with the SEC on
                                   August 9, 2007, (ii) notes convertible into
                                   3,046,875 shares held by the Master Fund and
                                   (iii) notes convertible into 300,480 shares held personally by Mr. Edelman.




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CUSIP No. 454072109                                      13G/A                            Page 5 of 7 Pages
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     (c)       Number of shares as to which the person has:

                   (i) Sole power to vote or to direct the vote:                     3,675,215

                   (ii)     Shared power to vote or to direct the vote:                      0

                  (iii) Sole power to dispose or to direct the disposition of:       3,675,215

                  (iv) Shared power to dispose or to direct the disposition of:
                                                                                     0
ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this  statement is being filed to report the fact that as of the date hereof the reporting  person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

As referred to in Item 4, other persons have the right to receive and the power to direct the receipt of dividends from, and the proceeds from the sale of, certain of the shares reported herein. In that regard Mr. Edelman is the managing member of Perceptive Advisors LLC, the investment manager of the Master Fund. Accordingly, the Master Fund has the right to receive and the power to direct the receipt of, dividends and the proceeds from the sale of the shares reported herein that are held through the master Fund which shares represent greater than 5% of the shares outstanding.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

See Exhibit A.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.


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CUSIP No. 454072109                                      13G/A                            Page 6 of 7 Pages
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ITEM 9. NOTICE OF DISSOLUTION OF GROUP.


Not applicable.

ITEM 10.  CERTIFICATION

                 The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

                                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were
(a) not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. [X]


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CUSIP No. 454072109                                       13G/A                           Page 7 of 7 Pages
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 14, 2008
-------------
Date

/s/ Joseph Edelman
------------------
Signature

Joseph Edelman
--------------
Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION:    INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                           Exhibit A Item 7 Statement


            As discussed in Item 4(a), certain shares reported herein are held through Perceptive Life Sciences Master Fund Ltd., a Cayman Islands company, of which Joseph Edelman is the managing member of the fund's investment manager.

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